Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of March 24, 2011 by and between Pinnacle Data Systems, Inc., an Ohio corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend [or continue credit] to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 22, 2013, not to exceed at any time the aggregate principal amount of Three Million Dollars ($3,000,000) (the “Line of Credit”), the proceeds of which shall be used for general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of even date herewith (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty-five percent (85%) of Borrower’s Eligible Accounts Receivable, plus seventy-five percent (75%) of Borrower’s Insured Foreign Eligible Accounts Receivable, plus ten percent (10%) of the value of Borrower’s Eligible Inventory (exclusive of work in process and inventory which is obsolete, unsaleable or damaged), with value determined based on Borrower’s cost; provided however, that outstanding borrowings against inventory shall not at any time exceed an aggregate of Five Hundred Thousand Dollars ($500,000). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion upon seven (7) days prior written notice to Borrower, may reduce the foregoing advance rate against Eligible Accounts Receivable or Insured Foreign Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s Eligible Accounts Receivable or Insured Foreign Eligible Accounts Receivable.

As used herein, “Eligible Accounts Receivable” shall consist solely of trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)	any account which is unpaid more than ninety (90) days after the original invoice date thereof;

(ii)	that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)	any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank’s satisfaction);

(iv)	any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in a Canadian province or territory, so long as, in Bank’s determination, such Canadian jurisdiction recognizes Bank’s first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank;

(v)	any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, shareholder, parent or subsidiary of Borrower;

(vi)	that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)	any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to paragraph (i) above;

(viii)	except with respect to accounts from Oracle Corporation and its affiliates, that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts; or

(ix)	any account deemed ineligible by Bank when Bank, in its reasonable discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

As used herein, “Insured Foreign Eligible Accounts Receivable” means accounts owed by account debtors located in one of the foreign countries excluded by paragraph (iv) above, but which accounts (y) are supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank, and (z) otherwise meet the requirements herein to be Eligible Accounts Receivable.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d) Pending Defaults. Borrower agrees that upon the occurrence of a condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default (as defined in Article VI herein) under this Agreement (a “Pending Default”), Bank shall have no obligation to advance or readvance any sums pursuant to the Line of Credit.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Revolving Line of Credit Note executed in connection herewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note executed in connection herewith.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $7,500, which fee shall be due and payable in full at closing.

(d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-half of one percent (.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within twenty (20) days after each billing is sent by Bank.

SECTION 1.3. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all of Borrower’s personal property assets, whether now owned or hereafter acquired, as set forth more fully in a certain Security Agreement dated of even date herewith, and such financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank promptly upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Ohio, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document executed in connection herewith, required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation, Code of Regulations or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2009 and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and

the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend the credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed, as applicable:

(i)	This Agreement;

(ii)	A Revolving Line of Credit Note;

(iii)	A general Security Agreement and a Trademark Security Agreement;

(iv)	A Corporate Borrowing Resolution, including Secretary’s Certification;

(v)	Borrower’s Articles of Incorporation and Code of Regulations or By-Laws; and

(vi)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or in a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all of Borrower’s property, in form, substance, amounts and risk coverage satisfactory to Bank, which policy(s) are issued by companies satisfactory to Bank, and if required by Bank, containing loss payable endorsements in favor of Bank.

(e) Asset Exam. Bank shall have obtained, at Borrower’s cost, an asset exam with respect to Borrower’s accounts and inventory if for any reason the closing of the Line of Credit does not occur by March 25, 2011.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default, and no Pending Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Pay when due or within any applicable grace or cure period all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and pay, immediately upon demand by Bank, the amount by which the outstanding principal balance of the Line of Credit at any time exceeds the limitation on borrowings set forth in Section 1.1(b) above.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with United States generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, audited financial statements audited by an independent certified public accountant, which shall include Borrower’s balance sheet, income statement, statement of changes in shareholder equity and statements of cash flows prepared on a consolidated basis to include Borrower’s affiliates, together with any management letters written by such accountants and Borrower’s Form 10K;

(b) not later than 45 days after and as of the end of each quarter, a Borrower prepared balance sheet, income statement, statement of changes in shareholder equity and statements of cash flows prepared for that quarter and for the year–to-date period then ended, prepared on a consolidated basis to include Borrower’s affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments, together with Borrower’s Form 10Q;

(c) not later than 15 days after and as of the end of each month, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and upon request from Bank, a list of the names and addresses of all of Borrower’s account debtors;

(d) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower certifying (i) that Borrower is in compliance with the financial covenants set forth in Section 4.9 below, and (ii) that there exists no Event of Default nor Pending Default; and

(e) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood (if required under FEMA or other applicable law or regulations), property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with aggregate claims in excess of $100,000.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and consistent with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending June 30, 2011:

(a) Maintain Total Liabilities divided by Tangible Net Worth of not greater than 2.00 to 1.00 at each quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals that are not part of Borrower’s consolidated financial statement reporting group;

(b) Achieve net income after taxes of not less than $0 on a rolling four quarter basis, determined as of each fiscal quarter end beginning June 30, 2011 for the four quarters ending thereon; and

(c) Maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Debt Service Coverage Ratio” defined as the aggregate of net income after taxes plus interest expense and increases in subordinated debt, minus dividends, distributions and decreases in subordinated debt, divided by the aggregate of the current maturity of long-term debt, capitalized lease payments and interest expense.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default or any Pending Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $100,000.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets, including capital leases, in any fiscal year in excess of an aggregate of $750,000.

SECTION 5.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of $1,000,000.

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank in writing (including items disclosed on financial statements provided to Bank) prior to, the date hereof, and (c) unsecured liabilities or indebtedness (excluding accounts payable) in an aggregate amount outstanding at any time of no more than $25,000.

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity, make any substantial change in the nature of Borrower’s business as conducted as of the date hereof, acquire all or substantially all of the assets of any other entity at any time when an Event of Default or a Pending Default exists or would result from such action, or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, or pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and unsecured guarantees of obligations of its subsidiaries not in excess of $250,000 in the aggregate outstanding at any one time.

SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank in writing (including items disclosed on financial statements provided to Bank) prior to, the date hereof, and (b) intercompany loans or advances in amounts not to exceed an aggregate of $300,000 outstanding at any one time.

SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, or redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding at any time when an Event of Default or a Pending Default exists or would result from such action.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, or which is otherwise permitted by the terms hereof or any Security Agreement executed in connection herewith.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay (i) within five days of the date when due any interest, fees or other amounts (other than principal) payable under any of the Loan Documents, or (ii) when due any principal payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document, shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation which continues beyond any applicable grace period, or any defined event of default, under the terms of any obligation to Bank, or under the terms of any material contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity.

(e) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the “Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property, which judgment lien or judgment is for an amount in excess of $150,000, is not covered by an insurance policy then in effect and has not been released or satisfied within 45 days after filing; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower for an amount in excess of $150,000 that has not been vacated or satisfied within 45 days after entry and is not covered by an insurance policy then in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower.

(g) The dissolution or liquidation of Borrower; or Borrower or any of its directors or stockholders shall take action seeking to effect the dissolution or liquidation of Borrower.

(h) A Change of Control occurs with respect to Borrower. As used herein, “Change of Control” means (i) the replacement of a majority of the directors or managers who constituted the Board of Directors or the managing body on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors or managing body as constituted on the date of this Agreement; or (ii) a Person or Persons acting in concert, as a result of a tender or exchange offer, privately negotiated purchase or purchases, exercise of the stock pledge, death of a shareholder or otherwise, shall have become the “beneficial owner” (within the meaning of Rule 13d.3 and 13d.5 under the Securities Exchange Act of 1934, as amended from time to time) of securities of Borrower representing more than thirty-three and one third percent (33.33%) of the combined voting power of the outstanding securities of Borrower ordinarily having the right to vote in the election of directors or managers. As used herein, “Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or any other entity of any kind.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	PINNACLE DATA SYSTEMS, INC.
6600 Port Road
Groveport, Ohio 43125
Attn: Nicholas J. Tomashot, CFO
Telecopy No. (614) 409-1042

With a copy to:	SCHOTTENSTEIN, ZOX & DUNN CO., LPA
250 West Street, Suite 700
Columbus, Ohio 43215-2538
Attn: John D. Robinett, Esq.
Telecopy No. (614) 222-3485

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
325 John H. McConnell Blvd., Suite 300
Columbus, Ohio 43215
Attn: Michael W. Kelley, Senior Vice President
Telecopy No. (866) 966-7962

With a copy to:	PORTER WRIGHT MORRIS & ARTHUR LLP
41 South High Street, Suite 3100
Columbus, Ohio 43215-6194
Attn: James P. Botti, Esq.
Telecopy No. (614) 227-2100

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Ohio selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Ohio or a neutral retired judge of the state or federal judiciary of Ohio, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Ohio and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Ohio Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

SECTION 7.12 INTERPRETATION. The meanings ascribed to defined terms herein shall apply both to the singular and the plural forms of the terms defined. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

PINNACLE DATA SYSTEMS, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nicholas J. Tomashot	By:	/s/ Michael W. Kelley
	Nicholas J. Tomashot, Chief Financial		Michael W. Kelley, Vice President
Officer